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                                  FLAG LIMITED
                          1998 LONG-TERM INCENTIVE PLAN

                            OPTION GRANT CERTIFICATE

This Grant Certificate evidences the grant of an option pursuant to the provisions of the 1998 Long-Term Incentive Plan (the "Plan") of FLAG Limited (the "Company") to the individual whose name appears below (the "Grantee"), covering the specific number of shares of Class B Common Stock of the Company ("Stock") set forth below, pursuant to the provisions of the Plan and on the following express terms and conditions:

1.       Name of Grantee:

                  Andres Bande

2. Number of shares of Stock of the Company which are subject to this option:

                  6,430,239 shares

3.       Exercise price of shares subject to this option:

                  US$ 1.07 per share

4.       Date of grant of this option:

                  March 11, 1998

5.       Vesting:

                  See Section 3(f)(i)(3) and (6) of the Employment Agreement between the Company and the Grantee, dated December 11, 1997 ("Grantee's Employment Agreement")

6.       Termination date of this option:

                  March 11, 2008, subject to earlier termination in the event of termination of employment as provided in Section 3(f)(i)(4) of the Grantee's Employment Agreement and in the event of certain corporate events as set forth in Sections 4(b) and 6(b)(iv) of the Plan; provided, however, prior to the cash out or cancellation of any portion of this option pursuant to Sections 4(b) and 6(b)(iv) of the Plan, the options shall fully vest and the Grantee shall have the opportunity to exercise this option

7.       Transferability of option:

                  See Section 3(f)(i)(8) of the Grantee's Employment Agreement

8.       Rights and Restrictions on Shares:

                  See Sections 3(f)(i), 3(f)(i)(5), 3(f)(i)(7), 3(f)(i)(10) and
                  3(f)(i)(11) of the Grantee's Employment Agreement

The Grantee hereby acknowledges receipt of a copy of the Plan as presently in effect. The text and all of the terms and provisions of the Plan are incorporated herein by reference, and this option is subject to these terms and provisions in all respects.

At any time when the Grantee wishes to exercise this option, in whole or in part, the Grantee shall submit to the Company a written notice of exercise, specifying the exercise date and the number of shares to be exercised. Upon exercise, the Grantee shall remit to the Company the exercise price in cash or, if permitted by Section 3(f)(i)(9) of the Grantee's Employment Agreement, a note, or in such other form as permitted under the Plan, plus an amount sufficient to satisfy any withholding tax obligation of the Company that arises in connection with such exercise.


FLAG LIMITED                                     AGREED TO AND ACCEPTED BY:



By: /s/ Name of Officer                           /s/ Andres Bande
   -------------------------------               -------------------------
                                                 Grantee